Company Press Release
SOURCE: Internet Stock Market Resources, Inc.

Internet Stock Market Resources, Inc. Announces The Signing Of Bion Environmental Technologies, Inc. As New Client ST. PETERSBURG, Fla., July 14 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR
- news) is announcing the addition of Bion Technologies, Inc. (OTC Bulletin
Board: BION - news) to its listed member organization.
Bion Environmental Technologies, Inc. designs and operates advanced organic waste and wastewater treatment systems for a variety of industrial and agricultural applications. Bion systems rely on patented biological and engineering processes with construction and maintenance costs significantly less than traditional technologies. The Company's primary focus is the livestock industry, providing proven solutions to the nutrient and odor management problems associated with large dairy and hog farms. In almost all livestock applications waste is converted into an organic soil enhancement, BionSoil, which has been shown to have remarkable plant growth enhancing characteristics. For on-line investor information on BION go to: http://www.internetstockmarket.com/corpprof/b/bion.html .
Additional information about BION can be obtained by e-mailing : craigscott@sprynet.com or calling: 800-769-7205 . To receive updates on ISMR's Emerging Companies subscribe to: http://www.internetstockmarket.com/listed/inquiry.html.
Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.
Additional clients of Internet Stock Market Resources, Inc. who receive on-line investor relations services include: Ameralia,Inc., (Nasdaq: AALA - news), Voxware(R), Inc. (Nasdaq: VOXW - news), and First Florida Communications, Inc. (OTC Bulletin Board: FFCI - news), K-Tel International (Nasdaq: KTEL - news), Alya International (OTC Bulletin Board: ALYA - news), Industrial Rubber, Inc. (OTC Bulletin Board: IRIB - news) and DCH Technology, Inc. (OTC Bulletin Board:
DCHT - news). Internet Stock Market Resources website ( http://www.internetstockmarket.com ) may also be viewed by using the search on http://www.yahoo.com .
Internet Stock Market Resources, Inc., herewith states that no other company mentioned in this release is related to Bion Environmental, Inc., nor is any company mentioned in this release related to Internet Stock Market Resources, Inc., except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., contact: Budd Morris, Pres. Ph:
727.896.9696 or e-mail morrisb@internetstockmarket.com .
SAFE HARBOR -- Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward- looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results.
SOURCE: Internet Stock Market Resources, Inc.